Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER 2008 RESULTS

Company provides 2009 business drivers update

TAMPA, February 6, 2009 — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter 2008 net income of $22.0 million or $0.10 per share, compared to $173.9 million or $0.83 per share in the fourth quarter of 2007. Results in 2007 included the $149.4 million after-tax gain from the sale of TECO Transport and $21.0 million of net charges and gains discussed below (see the Non-GAAP Results section below and the Results Reconciliation table later in this release). Fourth quarter net income in 2008 included no benefits from the operations of TECO Transport or costs from the production of synthetic fuel, which contributed $0.02 per share collectively in the 2007 period. Results in 2008 were reduced by $20.3 million of net charges and gains, primarily taxes on the repatriation of cash and investments from Guatemala, discussed below.

Full-year net income and earnings per share were $162.4 million or $0.77 per share in 2008, compared to $413.2 million or $1.97 per share in 2007. The operations of TECO Transport and the production of synthetic fuel contributed $34.0 million and $52.6 million, respectively, or $0.41 per share collectively, to 2007 net income. In addition to the 2008 fourth quarter charges and gains, full year-net income reflects $0.6 million of costs associated with the 2007 sale of TECO Transport. Full-year results in 2007 reflected $13.0 million of previously recorded after-tax costs related to the sale of TECO Transport as well as the fourth quarter factors discussed above.

Full-year net income and earnings per share from continuing operations were $162.4 million or $0.77 per share in 2008, compared to $398.9 million or $1.91 per share in 2007. In 2007, net income reflected a $14.3 million tax benefit recorded in discontinued operations related to the 2005 disposition of the Union and Gila River merchant power plants. In 2007, fourth quarter and full-year results reflected the operations of TECO Transport through Dec. 3, 2007.

TECO Energy Chairman and CEO Sherrill Hudson said, “2008 was a challenging year for TECO Energy. The weak Florida and national economies significantly slowed Florida’s previously consistent growth, and our results reflect the slow down. In addition to the economy, milder than normal weather for much of the year in Florida reduced results at Tampa Electric, and higher production costs reduced results at the coal company. On the positive side, TECO Guatemala continued to provide strong earnings, despite the regulatory decision at the distribution utility, EEGSA, in July.”

Hudson went on to say, “With 2008 and its challenges behind us, we’re looking forward to better performance in 2009. We expect base rate relief at Tampa Electric and Peoples Gas by mid-year and, even with the recent slow down in the metallurgical coal markets, we expect TECO Coal to have improved results from the contracts signed in 2008. The new U.S. President and his administration are proposing a large economic stimulus package to turn the nation’s economy around, but based on the forecasts of many experts, we’re not expecting Florida’s economy to improve until the second half of this year or perhaps early next year.”

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Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP Results With Synthetic Fuel results exclude the charges and gains described below. Non-GAAP Results Excluding Synthetic Fuel in 2007 exclude those charges and gains and also exclude the earnings benefits or costs associated with the production of synthetic fuel. The description of the charges, gains and benefits or costs related to the production of synthetic fuel follow the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information. All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons

	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2008	2007	2008	2007
Net income	$22.0	$173.9	$162.4	$413.2
Net income from continuing operations	$22.0	$173.9	$162.4	$398.9
Non-GAAP Results With Synthetic Fuel	$42.3	$45.5	$183.3	$276.3
Non-GAAP Results Excluding Synthetic Fuel	$42.3	$47.7	$183.3	$223.7

Fourth-quarter 2008 non-GAAP results from continuing operations, which excluded charges and gains, were $42.3 million, compared to non-GAAP Results Excluding Synthetic Fuel of $47.7 million in the 2007 period. For the year, non-GAAP results were $183.3 million in 2008, compared to non-GAAP Results Excluding Synthetic Fuel of $223.7 million in 2007. (See the Results Reconciliation table later in this release.)

Fourth quarter 2008 net income included $21.6 million of taxes related to the repatriation of cash and investments from Guatemala, a $1.9 million charge associated with a regulatory settlement with the Florida Public Service Commission (FPSC) related to the calculation of Tampa Electric’s waterborne transportation disallowance over its five-year life, and a $3.2 million favorable income tax adjustment related to the sale of TECO Transport. Fourth quarter 2007 net income included the following after-tax charges and gains: a $149.4 million gain on the sale of TECO Transport; $3.3 million of TECO Transport transaction-related costs; a $20.2 million charge for the debt extinguishment/exchange completed in December 2007; and a $2.5 million benefit from not recording depreciation expense at TECO Transport due to its classification as Assets Held for Sale through the closing of the sale. In 2007, fourth quarter net income included a $2.2 million loss from the production of synthetic fuel. (See the TECO Coal section later in this release.) All of these charges and gains were excluded in the calculation of Non-GAAP Results Excluding Synfuel. (See the Results Reconciliation table.)

In addition to the items discussed above, full-year 2008 non-GAAP results included a $0.6 million adjustment to previously estimated transaction costs related to the sale of TECO

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Transport. Full-year 2007 net income included the fourth quarter charges and gains discussed above, $13.0 million of transaction costs related to the sale of TECO Transport, and a $7.2 million benefit from not recording depreciation expense at TECO Transport due to its classification as Assets Held for Sale through the closing of the sale. Full year 2007 net income included a $52.6 million net benefit from the production of synthetic fuel. (See the TECO Coal section later in this release.) Net income in 2007 also reflected the $14.3 million gain in discontinued operations related to previous asset dispositions. (See the Results Reconciliation table later in this release.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information (in millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2008	2007	2008	2007
Net Income (loss)
Tampa Electric	$28.9	$29.0	$135.6	$150.3
Peoples Gas System	9.2	6.3	27.1	26.5
TECO Coal	2.6	7.2	18.0	90.9
TECO Guatemala	(0.2)	11.4	36.9	44.7
Parent/other	(18.5)	113.0	(55.2)	52.5
TECO Transport*	—	7.0	—	34.0

Net income from continuing operations*	22.0	173.9	162.4	398.9
Discontinued operations	—	—	—	14.3

Total net income*	$22.0	$173.9	$162.4	$413.2

*	Net income in 2007 includes TECO Transport’s results through Dec. 3, 2007.

Operating Company Results

Tampa Electric

Net income for the fourth quarter was $28.9 million, compared with $29.0 million for the same period in 2007. Tampa Electric’s 2008 fourth quarter non-GAAP results were $30.8 million, which excluded a $1.9 million charge related to the settlement with the FPSC related to a dispute that arose in 2008 over the calculation of Tampa Electric’s waterborne transportation disallowance over its five-year life. Results for the quarter reflected lower retail energy sales, a lower average number of customers, and lower operations and maintenance expenses discussed below. Net income included $2.0 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment and combustion turbines for peak loads, compared with $1.0 million in the 2007 period.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, decreased $7.8 million in the fourth quarter of 2008, compared to the same period in 2007, reflecting $0.5 million lower planned generating unit outage expenses, $1.6 million lower expenses to operate the distribution system, and $4.2 million lower employee-related expenses. Interest expense increased $0.3 million, due to higher interest rates and levels of long-term debt outstanding. Depreciation and amortization expense increased $2.1 million due to additions to facilities to serve customers.

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The average number of customers decreased 0.3% in the 2008 fourth quarter as a result of the downturn in the Florida housing market and the growing number of foreclosures and increased residential vacancies. Tampa Electric’s retail energy sales decreased 4.0% in the fourth quarter, which resulted in $9.1 million lower base revenue, driven primarily by lower sales to weather-sensitive residential and commercial customers due to milder than normal weather. Sales to industrial customers declined, reflecting the weak Florida economy and efforts by these customers to reduce their total energy costs. Total heating and cooling degree days for the Tampa area in the fourth quarter were 12% below normal and 19% below 2007 levels.

Net income in 2008 was $135.6 million, compared to $150.3 million in 2007. Tampa Electric’s full-year non-GAAP results were $137.5 million, which excluded the $1.9 million charge discussed above. These results were driven primarily by lower retail energy sales and higher depreciation and interest expense, and lower interest income, partially offset by higher earnings on emissions control equipment recovered through the environmental cost recovery clause, slightly lower operations and maintenance and property tax expense, and higher revenues from the sales of sulfuric acid, which is a by-product from the production of electricity at the Polk Power Station. These results reflect 2.8% lower retail energy sales in 2008, which resulted in $19.0 million lower base revenues, due to milder than normal weather and voluntary conservation by customers, we believe, in response to the generally weaker economic conditions. Total heating and cooling degree days were 5% below normal and 8% below 2007 levels. The average number of retail customers increased 0.1% for the year from positive customer growth in the first half of the year.

In 2008, excluding all FPSC-approved cost recovery clause-related expenses, operations and maintenance expense decreased $0.8 million, compared to 2007, primarily due to $4.0 million higher spending on generating unit maintenance and repairs and $0.8 million higher bad-debt expense, more than offset by $4.2 million lower employee-related expenses and other smaller cost reductions totaling $0.6 million in the aggregate. Property tax expense decreased $0.7 million reflecting adjustments to property valuations agreed to with taxing authorities. Depreciation and amortization expense increased $4.3 million reflecting additional facilities to serve customers. Interest expense increased $1.5 million due to higher interest rates, and interest income decreased $2.9 million due to lower under-recovered fuel balances. Net income also included $6.3 million of AFUDC-equity related to the construction of the peaking generation units and the installation of NOx pollution control equipment, compared to $4.5 million in 2007.

Peoples Gas

Peoples Gas reported net income of $9.2 million for the fourth quarter, compared to $6.3 million in the same period in 2007. Quarterly results reflect higher volumes for residential and small commercial customers due to colder than normal weather and higher volumes transported for industrial customers partially offset by lower volumes and margins on off-system sales. Average customer growth of 0.1% in the quarter is a result of the continued weak Florida housing market. Therm sales to industrial customers increased due to two new customers with significant usage but at lower transportation rates, which partially offset lower volumes for other customers due to the economic conditions. Results also reflect lower off-system sales and lower volumes transported for power generation customers. Sales to commercial and industrial customers were impacted by the weak Florida housing market and overall weak economy, which

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reduced sales to customers such as restaurants, wallboard, asphalt and concrete producers. Results reflect a $1.5 million benefit from the recognition of environmental remediation insurance recoveries, and a $0.9 million benefit related to the completion of pipeline installations for a power generation customer. Excluding costs recovered through the FPSC-approved conservation clause, operations and maintenance expenses decreased $1.1 million in 2008, driven primarily by lower employee-related expenses.

Net income was $27.1 million in 2008, compared to $26.5 million in 2007. These results reflect the fourth quarter items discussed above and average customer growth of 0.2%. Volumes for commercial and industrial customers were driven by the same factors as the fourth quarter, while higher off-system sales volumes reflect better market conditions in prior quarters.

TECO Coal

TECO Coal reported fourth quarter net income of $2.6 million, compared to $7.2 million in the same period in 2007. In the fourth quarter of 2007, TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which excluded the $2.2 million cost related to synthetic fuel production, were $9.4 million. (See the Results Reconciliation table.) The 2008 quarter includes $1.3 million of benefits from the sale of right-of-way easements, sales tax adjustments and adjustments to reclamation costs.

In 2008, fourth quarter total sales were 2.3 million tons, compared to 2.5 million tons, including 1.5 million tons of synthetic fuel, in the fourth quarter of 2007. Lower volume in 2008 reflects the shortage of qualified miners, lost productivity due to increased safety inspections, and difficult geology. Compared to the fourth quarter in 2007, results reflect a 7% higher average net selling price per ton across all products, which excludes transportation allowances. In 2008, the fourth-quarter cash cost of production per ton increased 13% from the fourth quarter of 2007, reflecting higher labor costs, higher contract miner costs, lower productivity due to increased safety inspections, costs for explosives that were35% higher than in 2007, and steel for roof bolts used in underground mines 250% higher than in 2007.

TECO Coal recorded net income of $18.0 million in 2008, compared to $90.9 million in 2007. TECO Coal’s 2007 Non-GAAP Results Excluding Synthetic Fuel, which excluded the $52.6 million benefit associated with the production of synthetic fuel, were $38.3 million. (See the Results Reconciliation table.)

Total sales were 9.3 million tons in 2008, compared to 9.2 million tons, which included 6.0 million tons of synthetic fuel, in 2007. Results in 2008 reflect an average net selling price per ton across all products, which excluded transportation allowances, almost 7% higher than 2007. The cash cost of production increased 14% in 2008 compared to 2007, driven by diesel oil prices that were 42% higher than 2007 prices, higher per-ton costs for steel products used in underground mining, higher costs for explosives used in surface mining operations, and higher costs associated with contract miners. Results also reflect a $2.6 million third-quarter benefit from a contract settlement related to future coal sales, and a $0.6 million benefit in the first quarter of 2008 from the true-up of the 2007 synthetic fuel tax credit rate, compared to a $1.6 million benefit included in the first quarter of 2007.

TECO Guatemala

TECO Guatemala reported a fourth quarter net loss of $0.2 million in 2008, compared to net income of $11.4 million in the 2007 period. In December, TECO Guatemala repatriated to TECO Energy cash and investments of $71.7 million, resulting in additional taxes of $9.6

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million. TECO Guatemala’s fourth quarter 2008 non-GAAP results, which exclude the $9.6 million of taxes related to the repatriation, were $9.4 million. (See the Results Reconciliation table.) Earnings from the San José Power Station decreased due to lower spot energy sales, and lower energy sales under the power sales contract due to a scheduled maintenance outage. Interest expense for both the Alborada and San José power stations decreased due to lower interest rates and lower project-debt balances. At EEGSA, the distribution utility, 2008 fourth quarter and year-to-date results reflect customer growth and higher energy sales, partially offset by the reduction in the Value Added Distribution (VAD) tariff effective Aug. 1, 2008, which reduced net income at TECO Guatemala by approximately $3.0 million in the quarter. The earnings from the DECA II unregulated EEGSA-affiliated companies, which provide, among other things, electricity transmission services, telecommunication carrier services, wholesale power sales to unregulated electric customers and engineering services, increased in both periods from fundamental growth in the businesses.

Full-year 2008 net income was $36.9 million, compared to $44.7 million in 2007. TECO Guatemala’s full-year 2008 non-GAAP results, which exclude $9.6 million of taxes related to the December repatriation, were $46.5 million. The San José Power Station realized increased revenues from significantly higher prices for spot energy sales. Revenues from contract energy sales increased due to a scheduled price escalation. Higher operating expenses and lower interest income on lower cash balances were essentially offset by lower interest on project debt. The reduction in the VAD tariff at EEGSA reduced earnings at TECO Guatemala by approximately $5.0 million. The year-to-date results for EEGSA and affiliated companies also included a $3.1 million benefit related to an adjustment to previously estimated 2007 income and year-end equity balances, compared to a similar $1.9 million benefit in 2007.

Parent / Other

Parent/other cost in the fourth quarter was $18.5 million, compared to net income of $113.0 million in the 2007 period. The non-GAAP cost for parent/other in the fourth quarter was $9.7 million, compared to a cost of $12.9 million in the 2007 period. Non-GAAP costs in 2008 exclude $12 million of income taxes on the repatriation of cash and investments from TECO Guatemala and a $3.2 million favorable adjustment to income taxes related to the sale of TECO Transport. Non-GAAP costs in 2007 exclude the $149.4 million net gain on the sale of TECO Transport, the $3.3 million of TECO Transport transaction costs, and the $20.2 million charge related to the debt extinguishment/exchange completed in December. (See the Results Reconciliation table.) Total parent/TECO Finance interest expense declined $3.1 million in the fourth quarter of 2008, reflecting debt retirement actions taken in 2007.

Parent/other cost was $55.2 million in 2008, compared to net income of $52.5 million in 2007. In 2008 the non-GAAP cost was $45.8 million, which, in addition to the fourth quarter items, excluded $0.6 million of adjustments to previously estimated costs related to the sale of TECO Transport, compared to the non-GAAP cost of $60.4 million in 2007. In addition to the fourth quarter items, 2007 non-GAAP results excluded $13.0 million of charges related to the sale of TECO Transport recorded in prior quarters. In 2008, parent/TECO Finance interest expense declined $18.5 million reflecting debt retirement actions.

TECO Transport

TECO Transport’s 2007 fourth quarter net income of $7.0 million reflected activities through Dec. 3, 2007. Because of the Assets Held for Sale classification of TECO Transport,

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the recording of depreciation was discontinued as of Apr. 1, 2007. TECO Transport’s fourth quarter non-GAAP results of $4.5 million include $2.5 million of depreciation that was excluded from reported net income. Net income through Dec. 3, 2007 was $34.0 million and Non-GAAP results were $24.3 million in 2007, including the $9.7 million of depreciation expense that was not recorded in GAAP net income. (See the Results Reconciliation table.)

Discontinued Operations

In 2007, full-year net income from discontinued operations was $14.3 million, reflecting a tax benefit recorded in the second quarter as a result of reaching favorable conclusions with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants. In 2007, TECO Transport was not classified as a discontinued operation due to the ongoing contractual relationship for solid fuel waterborne transportation services.

Cash and Liquidity

The table below sets forth the Dec. 31, 2008 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy and Tampa Electric credit facilities.

Balances as of Dec. 31, 2008
(millions)	Consolidated	Tampa Electric Company	Other Operating Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	101.5	30.4	—	71.1

Available credit facilities	573.5	444.6	—	128.9
Cash and short-term investments	14.6	3.6	10.8	0.2

Total liquidity	$588.1	$448.2	$10.8	$129.1

Consolidated restricted cash (not included above)	$7.5	$—	$0.2	$7.3

Consolidated other cash and short-term investments includes $10.8 million of cash at the unregulated operating companies for normal operations. Essentially all of the cash and short-term investments at TECO Guatemala held offshore due to the tax deferral strategy associated with EEGSA was repatriated in the fourth quarter. In addition to consolidated cash, as of Dec. 31, 2008, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada) had unrestricted cash and short-term investment balances of $25.9 million, which is not included in the table above.

2009 Business Drivers

Important factors in TECO Energy’s 2009 results will be the decisions made by the Florida Public Service Commission (FPSC) in the current base rate proceedings at Tampa Electric and Peoples Gas. Both utility companies expect that the FPSC will continue its long history of balanced regulatory decisions, however, the company believes that it would be inappropriate to provide an earnings guidance range until after these regulatory proceedings are concluded, which is expected to be in the spring of 2009. TECO Energy expects that its results in 2009 will be driven by the factors discussed below.

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Assuming normal weather, Tampa Electric expects energy sales to be higher in 2009, after the very mild weather in 2008. Based on various forecasts published by JP Morgan, Morgan Stanley, Moody’s Economy.com and others, the weak economy is not expected to start to improve until at least the second half of 2009, and the slow Florida housing market is not expected to start to recover until late 2009 or early 2010. Until the economy and housing markets start to improve, it is difficult to forecast when customer and related energy sales growth will resume. Non-fuel operation and maintenance expenses are expected to increase in 2009 compared to 2008 due to increased costs for subcontracted labor and materials; increased spending on coal-fired generating unit maintenance, tree trimming and shipping channel dredging; and higher bad debt expense. Depreciation expense is expected to increase from additions to facilities to serve customers; interest expense is expected to increase due to higher long-term debt balances associated with the construction program; and interest income is expected to decrease due to lower under-recovered FPSC-approved clause balances. Environmental Cost Recovery Clause-related earnings are expected to increase due to the completion of the third NOx control project, which is expected to enter service in May. In November 2008, the FPSC approved Tampa Electric’s fuel adjustment filing, which included full recovery of water borne transportation costs for the delivery of solid fuel under a new contract effective Jan. 1, 2009. This approval eliminates the approximately $10 million annual reduction in net income that has occurred over the past five years of the previous transportation contract.

In 2009, customer growth and therm sales growth at Peoples Gas will be impacted by the uncertain timing of economic and housing market recoveries. Operation and maintenance and depreciation expenses are expected to increase. Interim base rate relief was granted in 2008 which amounts to approximately $2.4 million on an annualized basis.

TECO Coal expects 2009 net income to increase over 2008 from higher contract selling prices. Total sales are expected to be in a range between 9.8 million and 10.3 million tons in 2009, compared to 9.3 million tons in 2008. This level of expected production, which is lower than previously projected, is in response to the current world-wide supply and demand equation for metallurgical coal. Approximately 9.6 million tons of expected sales are currently contracted at an average selling price of approximately $73 per ton. The unsold tons are metallurgical and PCI coal, which are expected to sell at prices above the current average price. The metallurgical and PCI coal normally sold to European customers has not been contracted due to the significant slow down in the world-wide steel industry in response to the economic slow down. These annual contracts typically initiate in April and would be expected to be signed by the end of March. The fully-loaded, all-in cost of production is expected to be in a range between $63 and $66 per ton in 2009. Diesel fuel prices have been hedged for those contracts that do not have diesel price adjustments in the contract.

TECO Guatemala expects 2009 net income to decrease from 2008 levels, primarily due to the Value Added Distribution (VAD) tariff decision in 2008, which significantly lowered rates charged by EEGSA in 2008, and lower generation from the San José Power Station. The lower VAD is expected to put all of the earnings from EEGSA to TECO Guatemala, which had previously averaged about $10 million annually, at risk as long as the lower rates are in effect. In 2008, there was a five-month reduction in earnings, but if the situation remains unresolved there would be a full year reduction in earnings in 2009. TECO Guatemala has served a notice under DR-CAFTA for reconsideration of the regulatory decision. The San José Power Station has been off-line since mid-January due to an equipment failure and is not expected to return to service

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until approximately mid-March. After its return to service, the operations of the San José Power Station will be dependent on the price of fuel for other generators. Currently the price for oil used by other generating resources in Guatemala is below the average price of coal used by the San José Power Station. If this relationship persists, generation from the San José Power Station could continue to be limited, thus limiting non-fuel energy sales revenues. However, the station has a 65% minimum take provision under its power sales agreement. Results in 2009 will also be impacted by the expected absence of spot sales from the San José Power Station, lower interest income on lower cash balances after the repatriation of cash in 2008, lower operator fees associated with the DECA II companies, and the absence of the $3.1 million benefit related to an adjustment to previously estimated 2007 income and year-end equity balances at EEGSA that occurred in 2008.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified gains, charges and earnings from the production of synthetic fuel in the 2007 quarterly and full-year periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel.

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Results Reconciliation (in millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2008	2007	2008	2007
GAAP net income	$22.0	$173.9	$162.4	$413.2

Exclude discontinued operations	—	—	—	14.3

GAAP net income from continuing operations	$22.0	$173.9	$162.4	$398.9

Add TECO Transport transaction costs and final adjustments recorded at TECO Energy parent	(3.2)	3.3	(2.6)	16.3
Add Tampa Electric waterborne transportation dispute settlement	1.9	—	1.9	—
Add taxes related to repatriation of cash and investments	21.6	—	21.6	—
Exclude gain on TECO Transport sale	—	(149.4)	—	(149.4)
Add parent debt extinguishment	—	20.2	—	20.2
Exclude TECO Transport depreciation	—	(2.5)	—	(9.7)

Total charges and gains	20.3	(128.4)	20.9	(122.6)

Non-GAAP results from continuing operations (1)	$42.3	$45.5	$183.3	$276.3

Synthetic fuel cost / (benefit)	—	2.2	—	(52.6)

Non-GAAP results excluding synthetic fuel	$42.3	$47.7	$183.3	$223.7

(1)

A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Conference call information

As previously announced, TECO Energy will conduct a Webcast and conference call with the financial community at 9:00 am Eastern time on February 6, 2009 covering its fourth quarter and full-year results and its 2009 business drivers. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution, and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and

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assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; access to capital and credit markets when required in the current unsettled economic conditions; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal, fuel cost recoveries and cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; the ability to increase the amount of power generated by the San José Power Station during a period of lower oil prices; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2007, as updated in subsequent filings with the SEC.

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Summary Information as of Dec. 31, 2008

	3 months ended		12 months ended
(millions except per share amounts)	2008	2007	2008	2007
Revenues	$770.3	$858.3	$3,375.3	$3,536.1

Net income from continuing operations	$22.0	$173.9	$162.4	$398.9
Net income from discontinued operations	—	—	—	14.3

Net income	$22.0	$173.9	$162.4	$413.2

Earnings per share from continuing operations – basic	$0.10	$0.83	$0.77	$1.91
Earnings per share from discontinued operations – basic	—	—	—	0.07

Earnings per share – basic	$0.10	$0.83	$0.77	$1.98

Earnings per share – diluted	$0.10	$0.83	$0.77	$1.97
Average common shares outstanding – basic	211.3	209.4	210.6	209.1
Average common shares outstanding – diluted	211.8	210.4	211.4	209.9

Contact:	News Media: Rick Morera – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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DECEMBER 2008

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except share data)	2008	2007	2008	2007
Revenues
Regulated electric and gas	$625.9	$666.3	$2,778.2	$2,786.3
Unregulated	144.4	192.0	597.1	749.8

Total revenues	770.3	858.3	3,375.3	3,536.1

Expenses
Regulated operations
Fuel	215.9	207.2	819.4	854.7
Purchased power	42.6	64.3	305.4	271.9
Cost of natural gas sold	88.9	90.5	476.6	389.9
Other	61.6	79.2	277.7	280.4
Operation other expense
Mining related costs	107.7	120.6	440.6	435.4
Waterborne transportation costs	0.0	42.4	0.0	206.4
Other	4.3	5.4	18.2	16.6
Maintenance	40.9	46.0	173.9	183.5
Depreciation and amortization	69.5	65.5	266.1	263.7
Gain on sale, net of transaction related costs	0.0	(242.5)	0.9	(221.3)
Taxes, other than income	50.4	50.9	211.5	218.3

Total expenses	681.8	529.5	2,990.3	2,899.5

Income from operations	88.5	328.8	385.0	636.6

Other income (expense)
Allowance for other funds used during construction	2.0	1.0	6.3	4.5
Other income	4.3	12.0	21.5	112.0
Loss on debt exchange / extinguishment	0.0	(32.9)	0.0	(32.9)
Income from equity investments	15.4	18.0	72.9	68.5

Total other income	21.7	(1.9)	100.7	152.1

Interest charges
Interest expense	58.6	61.4	231.3	259.5
Allowance for borrowed funds used during construction	(0.7)	(0.3)	(2.4)	(1.7)

Total interest charges	57.9	61.1	228.9	257.8

Income before provision for income taxes	52.3	265.8	256.8	530.9
Provision for income taxes	30.3	109.5	94.4	214.2

Income from Continuing Operations before minority interest	22.0	156.3	162.4	316.7
Minority Interest	0.0	17.6	0.0	82.2

Income from Continuing Operations	22.0	173.9	162.4	398.9
Discontinued operations
Income from discontinued operations	0.0	0.0	0.0	0.0
Income tax provision (benefit)	0.0	0.0	0.0	(14.3)

Total discontinued operations	0.0	0.0	0.0	14.3

Net income	$22.0	$173.9	$162.4	$413.2

Average common shares outstanding - basic (millions)	211.3	209.4	210.6	209.1
Average common shares outstanding - diluted (millions)	211.8	210.4	211.4	209.9

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.10	0.83	0.77	1.91
Earnings per share from continuing operations — diluted	0.10	0.83	0.77	1.90

Earnings per share — basic	0.10	0.83	0.77	1.98
Earnings per share — diluted	0.10	0.83	0.77	1.97

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	December 31,
(millions)	2008	2007
Assets
Current assets
Cash and cash equivalents	$12.2	$162.6
Restricted cash	7.5	7.4
Short-term investments	2.4	0.0
Receivables	285.9	295.9
Crude oil options receivable, net	0.0	78.5
Inventories at average cost
Fuel	90.2	85.8
Materials and supplies	72.8	68.2
Current derivative assets	0.0	0.3
Income tax receivables	3.5	0.7
Prepayments and other current assets	25.8	23.0
Current regulatory assets	272.6	67.4

Total current assets	772.9	789.8

Property, plant and equipment
Utility plant in service
Electric	5,528.3	5,275.2
Gas	964.4	917.4
Construction work in progress	463.5	364.8
Other property	354.8	336.4

Property plant and equipment at original cost	7,311.0	6,893.8
Accumulated depreciation	(2,089.7)	(2,005.6)

Total property, plant and equipment, net	5,221.3	4,888.2

Other assets
Deferred income taxes	333.8	424.9
Other investments	21.3	22.9
Long-term regulatory assets	325.3	186.8
Investment in unconsolidated affiliates	284.0	275.5
Goodwill	59.4	59.4
Long-term derivative assets	0.1	1.9
Deferred charges and other assets	129.3	115.8

Total other assets	1,153.2	1,087.2

Total assets	$7,147.4	$6,765.2

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.5	$5.7
Non-recourse	1.4	1.4
Notes payable	93.0	25.0
Accounts payable	304.4	302.1
Other current liabilities	15.3	18.0
Customer deposits	144.6	138.1
Current derivative liabilities	132.1	26.0
Interest accrued	45.1	32.7
Taxes accrued	21.2	33.2
Current regulatory liabilities	21.7	35.4

Total current liabilities	784.3	617.6

Other liabilities
Investment tax credits	11.2	12.2
Long-term regulatory liabilities	588.2	582.7
Long-term derivative liabilities	19.4	0.1
Deferred credits and other liabilities	530.0	377.2
Long-term debt, less amount due within one year
Recourse	3,199.0	3,149.4
Non-recourse	7.6	9.0

Total other liabilities	4,355.4	4,130.6

Total Liabilities	5,139.7	4,748.2
Capital
Common equity	212.9	210.9
Additional paid in capital	1,518.2	1,489.2
Retained earnings	322.6	334.1
Accumulated other comprehensive loss	(46.0)	(17.2)

Total capital	2,007.7	2,017.0

Total liabilities and capital	$7,147.4	$6,765.2

Book Value Per Share	$9.43	$9.57

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions)	2008	2007	2008	2007
Cash flows from operating activities
Net income	$22.0	$173.9	$162.4	$413.2

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	69.5	65.5	266.1	263.7
Deferred income taxes	57.2	94.2	126.7	184.8
Investment tax credits, net	0.0	(0.6)	(1.0)	(2.5)
Allowance for other funds used during construction	(2.0)	(1.0)	(6.3)	(4.5)
Non-cash stock compensation	1.8	1.7	9.7	11.6
Gain on sales of business / assets, pretax	(0.3)	(218.9)	(1.7)	(246.1)
Noncash debt extinguishment / exchange, pretax	0.0	2.6	0.0	2.6
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	2.5	(10.7)	(22.8)	(18.0)
Minority interest	0.0	(17.6)	0.0	(82.2)
Derivatives marked to market	0.0	(34.0)	0.0	(82.7)
Deferred recovery clause	1.3	45.6	(115.8)	123.7
Receivables, less allowance for uncollectibles	54.6	90.2	10.0	8.7
Inventories	0.2	24.3	(9.0)	(9.6)
Prepayments and other current assets	0.4	2.8	(2.8)	3.2
Taxes accrued	(38.4)	(27.0)	(14.8)	26.6
Interest accrued	(35.0)	(50.1)	12.4	(17.8)
Accounts payable	(20.6)	12.5	(8.3)	(29.6)
Other	(51.1)	(13.6)	(17.0)	8.9

	62.1	139.8	387.8	554.0

Cash flows from investing activities
Capital expenditures	(187.0)	(134.8)	(589.5)	(494.4)
Allowance for other funds used during construction	2.0	1.0	6.3	4.5
Net proceeds from sale of business / assets	4.3	344.4	0.6	405.2
Restricted cash	0.0	30.0	(0.1)	29.9
Distributions from unconsolidated affiliates	0.0	0.7	13.2	27.5
Other investments	(0.1)	27.3	76.1	(0.4)

	(180.8)	268.6	(493.4)	(27.7)

Cash flows from financing activities
Dividends	(42.5)	(41.1)	(168.6)	(163.0)
Proceeds from sale of common stock	0.9	4.2	21.8	14.0
Proceeds from long-term debt	0.0	0.0	327.8	444.1
Repayment of long-term debt / Purchase in lieu of redemption	0.0	(297.2)	(293.8)	(1,137.5)
Debt exchange premiums	0.0	(21.2)	0.0	(21.2)
Minority interest	0.0	21.4	0.0	81.3
Net increase (decrease) in short-term debt	80.0	(48.0)	68.0	(23.0)

	38.4	(381.9)	(44.8)	(805.3)

Net increase (decrease) in cash and cash equivalents	(80.3)	26.5	(150.4)	(279.0)
Cash and cash equivalents at beginning of period	92.5	136.1	162.6	441.6

Cash and cash equivalents at end of period	$12.2	$162.6	$12.2	$162.6

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas	TECO Coal	TECO Guatemala		TECO Transport		Other & Eliminations		TECO Energy
Three months ended Dec. 31,
2008	Revenues - outsiders	$481.4		$144.5	$142.1	$2.3		$—		$—		$770.3
	Sales to affiliates	0.4		—	—	—		—		(0.4)		—

	Total revenues	481.8		144.5	142.1	2.3		—		(0.4)		770.3
	Equity Earnings in Unconsolidated Affiliates	—		—	—	15.0		—		0.4		15.4
	Depreciation	48.8		10.7	9.8	0.2		—		—		69.5
	Total interest charges (1)	28.7		4.7	1.9	4.0		—		18.6		57.9
	Allocated interest expense (income) included above (1)	—		—	1.5	3.9		—		(5.4)		—
	Provision (Benefit) for income taxes	16.7		5.9	(0.2)	8.7		—		(0.8	)(7)	30.3
	Net income (loss) from continuing operations	$28.9	(5)	$9.2	$2.6	$(0.2	)(6)	$—		$(18.5	)(3)	$22.0

2007	Revenues - outsiders	$524.5		$141.8	$147.8	$2.1		$42.1		$—		$858.3
	Sales to affiliates	0.4		—	—	—		17.1		(17.5)		—

	Total revenues	524.9		141.8	147.8	2.1		59.2		(17.5)		858.3
	Equity Earnings in Unconsolidated Affiliates	—		—	—	18.0		—		—		18.0
	Depreciation	45.4		10.2	9.6	0.2		—		0.1		65.5
	Total interest charges (1)	28.1		4.3	3.2	3.9		0.9		20.7		61.1
	Allocated interest expense (income) included above (1)	—		—	2.9	3.9		0.9		(7.7)		—
	Provision (Benefit) for income taxes	16.2		3.6	9.1	2.7		2.3		75.6		109.5
	Net income (loss) from continuing operations	$29.0		$6.3	$7.2	$11.4		$7.0	(2)	$113.0	(3)(4)	$173.9

Twelve months ended Dec. 31,
2008	Revenues - outsiders	$2,089.8		$688.4	$588.4	$8.4		$—		$0.3		$3,375.3
	Sales to affiliates	1.4		—	—	—		—		(1.4)		—

	Total revenues	2,091.2		688.4	588.4	8.4		—		(1.1)		3,375.3
	Equity Earnings in Unconsolidated Affiliates	—		—	—	72.5		—		0.4		72.9
	Depreciation	185.6		41.9	37.6	0.8		—		0.2		266.1
	Total interest charges (1)	114.7		18.2	8.1	15.4		—		72.5		228.9
	Allocated interest expense (income) included above (1)	—		—	6.7	15.1		—		(21.8)		—
	Provision (Benefit) for income taxes	81.9		17.3	2.3	14.8		—		(21.9	)(7)	94.4
	Net income (loss) from continuing operations	$135.6	(5)	$27.1	$18.0	$36.9	(6)	$—		$(55.2	)(3)	$162.4

2007	Revenues - outsiders	$2,186.6		$599.7	$544.5	$8.0		$197.1		$0.2		$3,536.1
	Sales to affiliates	1.8		—	—	—		93.2		(95.0)		—

	Total revenues	2,188.4		599.7	544.5	8.0		290.3		(94.8)		3,536.1
	Equity Earnings in Unconsolidated Affiliates	—		—	—	68.5		—		—		68.5
	Depreciation	178.6		40.1	38.4	0.5		5.6		0.5		263.7
	Total interest charges (1)	112.2		17.1	12.5	15.2		4.8		96.0		257.8
	Allocated interest expense (income) included above (1)	—		—	11.6	14.9		0.8		(27.3)		—
	Provision (Benefit) for income taxes	85.2		16.4	46.3	7.8		13.5		45.0		214.2
	Net income (loss) from continuing operations	$150.3		$26.5	$90.9	$44.7		$34.0	(2)	$52.5	(3)(4)	$398.9

(1)

Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 7.15% for Sep. through Dec. 2008, 7.25% for Jan. through Aug. 2008, and 7.5% for 2007 and 2006. Rates were based on the average of each subsidiary's equity and indebtedness to TECO Energy assuming a 50/50 debt/equity capital structure. Internally allocated interest charges are a component of total interest charges.

(2)

Beginning Apr. 1, 2007, no depreciation expense was recognized for TECO Transport as a result of the assets being classified as “held for sale”. Depreciation expense for the second, third and fourth quarters of 2007 would have been $3.6, $3.6 and $2.5 million, respectively.

(3)

Results for the 12 months ended Dec. 31, 2008 include $0.6 million in after-tax transaction costs related to the sale of TECO Transport. Additionally, a $3.2 million tax benefit was booked in the fourth quarter of 2008. Results for the 12 months ended Dec. 31, 2007 include $16.4 million of these costs ($1.8 in the first quarter, $8.3 in the second quarter, $3.0 in the third quarter and $3.3 in the fourth quarter of 2007).

(4)	Results for the three and 12 months ended Dec. 31, 2007 include the $149.5 million gain on the sale of TECO Transport and $20.2 million of debt extinguishment costs.
(5)

Results include a $1.9-million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).

(6)	Results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(7)	Results include $12.0 million in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended December 31,	2008	2007	Percent Change	2008	2007	Percent Change
Residential	$228,170	$236,258	(3.4)	1,976,135	2,048,032	(3.5)
Commercial	153,337	162,010	(5.4)	1,525,119	1,614,993	(5.6)
Industrial — Phosphate	18,652	18,566	0.5	276,010	267,364	3.2
Industrial — Other	25,414	28,746	(11.6)	278,670	317,970	(12.4)
Other sales of electricity	46,915	46,578	0.7	462,489	458,808	0.8

	472,488	492,158	(4.0)	4,518,423	4,707,167	(4.0)
Deferred and other revenues	(23,788)	(29,024)	(18.0)	—	—	—
Sales for resale	16,169	17,135	(5.6)	222,777	234,570	(5.0)
Other operating revenue	11,690	10,245	14.1	—	—	—
SO2 Allowance Sales	5,200	34,416	(84.9)	—	—	—

	$481,759	$524,930	(8.2)	4,741,200	4,941,737	(4.1)

Average customers	666,343	668,089	(0.3)	—	—	—

Retail Net Energy For Load				4,536,131	4,753,981	(4.6)

Total Degree Days				662	818	(19.1)

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended December 31,	2008	2007	Percent Change	2008	2007	Percent Change
Residential	$981,714	$1,017,941	(3.6)	8,546,468	8,871,217	(3.7)
Commercial	638,971	653,625	(2.2)	6,398,719	6,541,525	(2.2)
Industrial — Phosphate	66,064	72,983	(9.5)	969,135	1,049,870	(7.7)
Industrial — Other	111,242	118,184	(5.9)	1,235,735	1,315,641	(6.1)
Other sales of electricity	185,718	178,353	4.1	1,839,548	1,754,500	4.8

	1,983,709	2,041,086	(2.8)	18,989,605	19,532,753	(2.8)
Deferred and other revenues	(18,293)	(51,737)	(64.6)	—	—	—
Sales for resale	69,684	68,992	1.0	883,971	905,140	(2.3)
Other operating revenue	44,347	38,993	13.7	—	—	—
SO2 Allowance Sales	11,795	91,098	(87.1)	—	—	—

	$2,091,242	$2,188,432	(4.4)	19,873,576	20,437,893	(2.8)

Average customers	667,266	666,354	0.1	—	—	—

Retail Net Energy For Load				19,898,785	20,448,443	(2.7)

Total Degree Days				3,923	4,254	(7.8)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended December 31,	2008	2007	Percent Change	2008	2007	Percent Change
By Customer Segment:
Residential	$42,922	$31,591	35.9	21,048	16,521	27.4
Commercial	39,019	35,327	10.5	96,027	91,511	4.9
Industrial	1,898	2,334	(18.7)	44,988	44,329	1.5
Off System Sales	45,691	58,613	(22.0)	64,114	77,119	(16.9)
Power generation	2,639	3,436	(23.2)	81,641	116,733	(30.1)
Other revenues	10,253	8,714	17.7	—	—	—

	$142,422	$140,015	1.7	307,818	346,213	(11.1)

By Sales Type:
System supply	$110,356	$108,900	1.3	100,300	108,341	(7.4)
Transportation	21,813	22,401	(2.6)	207,518	237,872	(12.8)
Other revenues	10,253	8,714	17.7	—	—	—

	$142,422	$140,015	1.7	307,818	346,213	(11.1)

Average customers	334,065	333,629	0.1	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended December 31,	2008	2007	Percent Change	2008	2007	Percent Change
By Customer Segment:
Residential	$150,458	$140,161	7.3	74,377	70,086	6.1
Commercial	155,554	158,391	(1.8)	375,882	370,940	1.3
Industrial	8,242	9,674	(14.8)	189,522	186,344	1.7
Off System Sales	317,501	232,791	36.4	323,783	303,487	6.7
Power generation	12,667	14,643	(13.5)	455,604	471,687	(3.4)
Other revenues	36,497	37,370	(2.3)	—	—	—

	$680,919	$593,030	14.8	1,419,168	1,402,544	1.2

By Sales Type:
System supply	$555,976	$465,542	19.4	457,775	437,865	4.5
Transportation	88,446	90,118	(1.9)	961,393	964,679	(0.3)
Other revenues	36,497	37,370	(2.3)	—	—	—

	$680,919	$593,030	14.8	1,419,168	1,402,544	1.2

Average customers	335,137	334,343	0.2	—	—	—

*	in thousands